Exhibit 99

     Carpenter Technology Elects Dr. C. Paul Robinson to Board Of Directors

     WYOMISSING, Pa.--(BUSINESS WIRE)--Oct. 26, 2004--Carpenter Technology Corporation (NYSE:CRS) announced today that Dr. C. Paul Robinson, president of Sandia Corporation, a Lockheed Martin Company, and director of Sandia National Laboratories, had been elected to the engineered materials company's Board of Directors. Dr. Robinson will serve on the Board's corporate governance and human resources committees.
     In addition to managing Sandia National Laboratories for the US Department of Energy's National Nuclear Security Administration, Robinson, 64, is also a member of the Strategic Advisory Group for the Commander, US Strategic Command, and chairs the Policy Committee.
     Previously, he served on the Department of Defense Threat Reduction Committee and was Chair for the Presidential Technical Advisory Group on Verification of Warhead Dismantlement and Special Nuclear Materials Controls. He also served on the Scientific Advisory Group on Effect for the Defense Nuclear Agency, and is active on Defense Science Board studies.
     From 1988 - 90, upon appointment by Presidents Reagan and Bush, Dr. Robinson served as Ambassador and Chief Negotiator for the U.S. Delegation to the US/USSR Nuclear Testing Talks in Geneva.
     Dr. Robinson holds a bachelor's degree in physics from Christian Brothers College, a Ph.D. in physics from Florida State University and an honorary doctorate from Christian Brothers College.
     Carpenter also announced that Kenneth L. Wolfe, retired chairman and chief executive officer of Hershey Foods Corporation, resigned from Carpenter's Board of Directors and Robert N. Pokelwaldt, retired chairman, president and chief executive officer of York International Corporation will be retiring from Carpenter Technology Corporation's board of directors effective October 25, 2004. With these changes, Carpenter's board consists of 10 directors, nine of whom are independent.
     Carpenter, based in Wyomissing, Pa., is a leading manufacturer and distributor of specialty alloys and various engineered products. More information about Carpenter is available at www.cartech.com.

     CONTACT: Carpenter Technology Corporation, Wyomissing
              Jaime Vasquez, 610-208-2615
              Jvasquez@cartech.com